                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) October 13, 1998





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended September 30, 1998 of $239.9 million, compared with $230.0 million for the prior year period, a 4% increase. Net earnings for the nine-month period ended September 30, 1998 were $711.9 million compared with $671.1 million for the prior year period, a 6% increase. Earnings before provision for income taxes increased 5% to $381.3 million for the three-month period ended September 30, 1998 compared with $364.7 million for the prior year period. Earnings before provision for income taxes increased 6% to $1,122.5 million for the nine-month period ended September 30, 1998 compared with $1,061.1 million for the prior year period.

Consumer finance receivables primarily consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, participations in credit card receivables and other products and services. Consumer finance net receivables decreased from $31.7 billion at December 31, 1997 to $28.0 billion at September 30, 1998 primarily due to the second quarter sale (the "Sale"), at book value, of $5.2 billion of the Company's participation interest in the U.S. bankcard credit card receivables of its parent company, Associates First Capital Corporation ("First Capital"). The decrease caused by the Sale was partially offset by strong growth in the Company's home equity lending portfolio. The Sale was financed by a loan between the Company and First Capital. Immediately subsequent to the Sale, First Capital securitized and sold, at book value, substantially all of its U.S. bankcard credit card receivables to a master trust. First Capital received $2.0 billion in proceeds from the transaction and retained a $3.2
billion certificated interest in the master trust.   The proceeds were used to
pay down the aforementioned loan between First Capital and the Company.

Commercial finance receivables primarily result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services. Commercial finance net receivables increased from $16.1 billion at December 31, 1997 to $16.8 billion at September 30, 1998.

The Company's composite ratio of net credit losses to average net finance receivables was 1.98% for the nine-month period ended September 30, 1998, a decrease of 45 basis points from the 2.43% reported by the Company for the year ended December 31, 1997. The decrease was primarily attributable to the aforementioned sale which resulted in a shift in product mix toward more secured portfolios. Secured portfolios typically have lower losses than unsecured portfolios. As a result of the foregoing, the allowance for losses to net finance receivables decreased to 3.06% at September 30, 1998 from 3.47% at December 31, 1997. Management believes the allowance for losses at September 30, 1998 is sufficient to provide adequate protection against losses in its portfolios.

Certain unaudited financial information for the nine months and three months ended or at September 30, 1998 for Associates Corporation of North America is as follows (dollar amounts in millions):

                           Nine Months Ended           Three Months Ended
                             September 30                 September 30
                       1998      1997   %Change      1998      1997  %Change


TOTAL REVENUE       $5,327.7  $5,286.9       1%   $1,732.1  $1,826.0    (5)%

EARNINGS BEFORE
 PROVISION FOR
 INCOME TAXES        1,122.5   1,061.1       6       381.3     364.7     5

NET EARNINGS           711.9     671.1       6       239.9     230.0     4

                            September 30      December 31    September 30
                            1998              1997           1997
NET FINANCE RECEIVABLES
   Consumer Finance             $28,038.6        $31,715.6       $31,957.9

   Commercial Finance            16,805.6         16,138.9        14,974.0

    Total Net Finance
     Receivables                $44,844.2        $47,854.5       $46,931.9


TOTAL ASSETS                    $54,757.7        $50,531.1       $48,004.2

TOTAL DEBT                       46,934.8         43,522.0        41,189.4

STOCKHOLDERS' EQUITY              6,759.5          6,048.7         5,760.0

60+DAYS CONTRACTUAL
 DELINQUENCY                         2.38%            2.35%           2.47%

NET CREDIT LOSSES (as
 a % of ANR)                         1.98             2.43            2.43

ALLOWANCE FOR LOSSES ON
 FINANCE RECEIVABLES
  Amount                        $ 1,370.3        $ 1,661.9       $ 1,637.1

  Percent of net finance
   receivables                       3.06%            3.47%           3.49%

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ASSOCIATES CORPORATION OF NORTH AMERICA





                                  By: /s/ John F. Stillo
                                     Senior Vice President and Comptroller



Date: October 13, 1998